CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 28th day, April, 2009, by and between Sanguine Corp. (hereinafter also “SGUI” or “Party”) with offices located at 6 Green Street, Pasadena, CA and Gary Corderman, MBA whose primary offices are located at 15150 Dickens Street, Sherman Oaks, CA (hereinafter also  “Consultant” or “Party”) (collectively also “the Parties”),

WHEREAS,

Sanguine Corp. is a biomedical device company with a proprietary perfluorocarbon product called PHER-02 for use in multiple medical applications, including as a contrast marker for MRI technology, that is in need of management consulting work for its commercialization and is desirous of entering into a consulting agreement with Gary Corderman,

AND,  WHEREAS,

Gary Corderman, an MBA who is experienced in all matters regarding financial and managerial implementation and oversight is desirous of entering into a consulting agreement with Sanguine, Corp,

NOW, THEREFORE, in consideration of the covenants of each of the parties given to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

RECITALS

1.

SERVICES

1.1

Effective as of the Effective Date, SGUI engages Consultant and Consultant accepts an engagement with SGUI to render the consulting services for SGUI as set forth herein Section 2.1 “Services and Duties of Consultant”.  During the term of this Agreement, Consultant shall devote his time, attention and abilities to the business of SGUI as may be necessary for the exercise of the Consultant’s duties hereunder.  Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and/or employee between the Consultant and SGUI.

2.

DUTIES

2.1

The Consultant shall devote reasonable time and effort to the performance of this Agreement.  SGUI acknowledges that the Consultant shall also be entitles to render services to others during the term hereof.  Consultant will work with current SGUI management to assist in facilitating the implementation of a business plan to grow SGUI.  This will include, but not be limited to, providing:  insight and expertise in all matters regarding the creation of a feasible and reasonable business plan; advice on potential acquisitions and mergers;  financing consultation; due diligence (when needed), working with SGUI to help position for capital funding; and any and all other managerial and financial duties that are reasonable in scope.

3.

TERM

3.1

The term of this Agreement shall be for a period of 12 months from the Effective Date and may be extended by agreement of both Parties.

4.

REMUNERATION

4.1

SGUI agrees to pay to the Consultant a total of 500,000 SGUI common shares which are to be made free trading under Rule S-8.  In addition, SGUI will pay a monthly fee of $4,000 when, and if, affordable to SGUI to do so.  In the event that SGUI cannot fulfill the $4,000 per month fee, the Consultant may elect to receive the compensation in common shares, to be made free trading under S-8.

4.2

SGUI will also reimburse Consultant for any and all related expenses provided that receipts are presented to SGUI for those expenses.

5.0

CONFIDENTIALITY

5.1

The Consultant acknowledges SGUI will have reporting and disclosure requirements under all applicable securities legislation.  The Consultant covenants and agrees that it shall not any time, during or after the termination of the Consultant’s engagement by SGUI, reveal, divulge, or make known to any person (other than SGUI or its affiliates) or use for his own accounts any confidential information that may be proprietary to SGUI.

5.2

The Consultant warrants and represents that he is duly qualified to perform his duties hereunder, and further covenants this in performing his duties will not engage in any activity that is in violation of any applicable securities laws.

6.

                 CHANGE OF CONTROL AND SALE OF SGUI

6.1

The Consultant acknowledges that in the event that there is a sale of, or change of control of SGUI that this Agreement may be terminated, or significantly amended and SGUI cannot guarantee that the Consultant will continue his services.  In this event SGUI and Consultant will agree upon a reasonable settlement.

7.

              NOTICES

7.1

Any notices delivered or received between either party shall be deemed to be received:

(a)

if it was delivered in person, on the day it was delivered;

(b)

if it was sent by facsimile transmission, on the day it was delivered;

(c)

it was sent by mail, on the day it was received to the following address:

Gary Corderman

15150 Dickens Street

#302

Sherman Oaks, CA 91403

Tom Drees

6 Green Street

Pasadena, CA

8.

               MODIFICATIONS OF AGREEMENT

8.1

Any modification of this Agreement must be made in writing and signed by both paries.

9.

GOVERNING LAW

9.1

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.

              HEADINGS

10.1

The Headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained herein.

11.

             ENTIRE AGREEMENT

11.1

The covenants in this Agreement shall be construed as an agreement independent of any other provision in this Agreement.  The parties acknowledge that’s it is their intention that the provisions of this Agreement are binding only to the extent that they may be lawful under existing applicable laws and in the event that any provision of this Agreement is determined by a court of law to be overly broad or unenforceable, the remaining valid provisions shall remain in full force and effect.  This Agreement constitutes the entire agreement between the parties hereto for the services to be performed as herein described and the mutual covenants contained herein constitute due an adequate consideration for the full performance by each party of its obligations under this Agreement and any and all previous agreements, written or oral, expressed or implied, between the parties or on their releases and forever discharges the other of an from all manner of action, causes of action, claims or demands whatsoever under or in respect of any agreement.

12.

             GENERAL MATTERS

12.1

The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or of any other provisions of this Agreement.

12.2

This Agreement shall be binding upon the parties hereto and shall enure to the benefit of and shall be enforceable by each of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 28th day of April, 2009

Gary Corderman

SGUI

/s/Gary Cordeman

/s/Thomas C. Drees